Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

VisionWave Technologies Inc.

We consent to the inclusion in this Registration Statement on Form S-4, of our report dated April 30, 2024, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, related to our audits of financial statements of VisionWave Technologies Inc. as of March 31, 2024 and for the period ended from March 20, 2024 (date of inception) to March 31, 2024 which report appears in this Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in the registration statement.

/s/ RBSM LLP

New York, NY

January 24, 2025